EXHIBIT 4

Joint Filing Agreement

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $.01 par value, of Metrocall, Inc. (the "Common Stock"). Global Card Holdings Inc. ("Global") hereby authorizes AT&T Corp. ("AT&T") to execute on behalf of Global the Schedule 13D (including amendments thereto).

          Global hereby designates AT&T to file jointly on behalf of each of them, and hereby authorizes AT&T to execute on behalf of Global, all Forms 3, Forms 4 and Forms 5 (and amendments to such forms) that Global may be required (or possibly required) to file with the Securities and Exchange Commission with respect to its beneficial ownership of and transactions in the Common Stock.

          The undersigned consent to the inclusion of this Agreement as an exhibit to each joint filing made pursuant hereto. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 19th day of June, 2001.

                                              GLOBAL CARD HOLDINGS INC.

                                              By: /s/ Nicole Crighton

                                              Name:   Nicole Crighton

                                              Title:  Authorized Signatory

                                              AT&T CORP.

                                              By: /s/ Robert S. Feit

                                              Name:   Robert S. Feit

                                              Title:  Assistant Secretary